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                                                                    EXHIBIT (20)



                           INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS



TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported a loss of $35,707 or $.01 per share on revenues of $5,501,811 for its first quarter ended August 31, 1998 compared with earnings of $38,117 or $.01 per share on revenues of $6,171,243 for the first quarter of the previous year.

Distribution sales decreased 1.7% during the first quarter of the current fiscal year as compared to the first quarter of the prior year or $92,027. Service revenues decreased by 87.9% during the first quarter of fiscal year 1999 compared to the first quarter of fiscal year 1998. The reduction in service revenues was due to the reduction in the service contract with Duke Energy that is set to expire on November 30, 1998

INOTEK renewed its agreement with Chase Bank of Texas for a one-year revolving credit facility of up to $3 million. The credit line provides for borrowings based on the value of the Company's receivables, at either the bank's prime rate or a LIBOR-based rate and is secured by receivables and inventory. As of August 31, 1998, we had drawn only $200,000 of the $3 million line.

Thank you for your continued support.


/s/ NEAL E.YOUNG                                            /s/ DAVID L. WHITE
    Neal E. Young                                               David L. White
Chairman                                               Chief Executive Officer


                                                                October 14,1998



INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATION (unaudited)

                                                        THREE MONTHS ENDED
                                                             AUGUST 31
                                                       1998            1997
------------------------------------------------------------------------------
NET SALES                                         $ 5,501,811      $ 6,171,243

COST AND EXPENSES:
    COST OF SALES                                   4,017,001        4,402,348
    SALES AND MARKETING                               893,041          895,805
    GENERAL AND ADMINISTRATIVE                        628,191          785,223
------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES                         5,538,233        6,083,376
------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                               (36,422)          87,867
INTEREST EXPENSES                                      (4,297)          (7,131)
------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                   (40,719)          80,736
INCOME TAX PROVISION                                   (5,012)          42,619
------------------------------------------------------------------------------
NET EARNINGS (L0SS)                               $   (35,707)     $    38,117
==============================================================================
NET EARNINGS (LOSS) PER SHARE                     $     (0.01)     $      0.01
==============================================================================


                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

                                                         AUGUST 31   MAY 31
                                                           1998       1998
                                                        --------------------
                                                        (unaudited)
                     ASSETS
CURRENT ASSETS:
    CASH AND  CASH EQUIVALENTS                         $  508,506  $ 362,830
    TRADE RECEIVABLES, (NET OF
       ALLOWANCE FOR DOUBTFUL
       ACCOUNTS OF $51,322 AND $57,403)                 2,848,875  3,207,384
    INVENTORIES                                         1,708,763  2,131,155
    DEFERRED TAX ASSET                                    114,400    117,820
    PREPAID EXPENSES & OTHER ASSETS                        49,152    133,138
----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                    5,229,696  5,952,327

PROPERTY AND EQUIPMENT, NET                               609,800    579,138
GOODWILL, NET                                           2,041,144  2,057,623
OTHER ASSETS                                               87,664     56,164
DEFERRED TAX ASSET                                        109,139    108,101
----------------------------------------------------------------------------
TOTAL ASSETS                                           $8,077,443 $8,753,353
============================================================================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    ACCOUNTS PAYABLE                                   $1,286,362 $1,643,442
    ACCRUED EXPENSES                                      381,651    664,774
    CURRENT PORTION OF NOTES PAYABLE                      200,000    200,000
----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                               1,868,013  2,508,216

SHAREHOLDERS' EQUITY:
    COMMON SHARES, $.01 PAR VALUE;

       AUTHORIZED SHARES - 10,000,000

       ISSUED SHARES - 4,354,088
       OUTSTANDING SHARES - 4,354,088                      43,541     43,541

ADDITIONAL PAID-IN CAPITAL                              3,299,546  3,299,546
RETAINED EARNINGS                                       2,866,343  2,902,050
----------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                              6,209,430  6,245,137
----------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                            $8,077,443 $8,753,353
============================================================================


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